EXHIBIT 10.35
EMPLOYMENT SEPARATION AGREEMENT BETWEEN
PYRAMID BREWERIES INC. AND JASON REES
     This agreement (the “Employment Separation Agreement”) between you, Jason Rees and us, Pyramid Breweries Inc. (“Pyramid”), is dated for reference purposes August 25, 2006 which is the date we delivered it to you for your consideration.
     1. Your full-time employment by us is terminated effective September 1, 2006 (the “Separation Date”).
     2. You will be paid: (a) your regular salary, less authorized and customary deductions and withholdings, through the Separation Date; (b) the cash value of your current, accrued but unused vacation, less customary tax and other withholdings; (c) your normal salary, less authorized and customary deductions and withholdings, from the Separation Date through March 1, 2007, which represents a period of six months. Any sick leave you have accrued will be forfeited on the Separation Date. You understand and agree that you have no right to receive any further payments for salary, bonuses, profit sharing or any other form of compensation or incentive compensation unless indicated in this document. Payments under 2 (c) will not begin until you have executed this Employment Separation Agreement and the revocation period set forth at paragraph 12 has expired.
     3. Your participation in all employee benefit plans and programs ends on March 31, 2007 per the terms of your Termination Clause. After that date continuation coverage of health/dental insurance will be made available to you and your dependents, at your expense, to the extent required by federal law. Your rights under any retirement benefit plans in which you may have participated will be determined in accordance with the written plan documents governing those plans.
     4. You will be paid a pro rata share, through September 1, 2006 (your termination date) of any 2006 personal performance bonus awards for which you are eligible for under the 2006 Officer Incentive Compensation Plan in the year of termination upon approval of the Compensation Committee.
     5. You will be granted stock awards or stock units for 4,000 shares on January 1, 2007 and will be eligible for stock awards or stock units for an additional 4,000 shares based on the Company’s achievement of certain performance goals as set forth in the letter dated April 26, 2006 re: Revision in Officer Compensation and Termination Provisions.
     6 All telephone reference checks and verifications of your prior employment must be directed to Human Resources. In response to any such inquiries, Human Resources will only disclose dates of employment, last position held, duties and responsibilities in that position, and final rate of pay.
     7. In consideration for the payments and other promises described at paragraphs 1, 2, 3, 4 and 5, you hereby release us from any and all claims of any kind, known or unknown, that arose on or before the date you signed this Employment Separation Agreement. The claims that you are releasing include, without limitation, all claims related to or arising out of your employment by Pyramid and/or the separation of that employment. You specifically understand that you are waiving any rights or claims that you may have under any federal, state or local law, including without limitation the Civil Rights Act of 1964 (including Title VII of that Act); the Age Discrimination in Employment Act of 1967, American With Disabilities Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act and the Washington Law Against Discrimination. You understand that the claims you are releasing include any claims for discrimination on the basis of age under federal, state or local law. The release you are giving releases not only all claims you may have against Pyramid, but also all claims you may have against Pyramid’s past and present shareholders, officers, directors, agents, employees, representatives, attorneys, parents, subsidiaries, affiliates, benefit plans, predecessors, successors, transferees and assigns. You agree not to complain to any governmental agency about any of the claims you have released in this Employment Separation Agreement and you represent and warrant that you have not already done so. You also agree never to assert any of these claims in any lawsuit, administrative proceeding or arbitration and you represent and warrant that you have not already done so. You understand that you are releasing potentially unknown claims, and that you may have limited knowledge with respect to some of the claims being released. You agree that this release is fairly and knowingly made. You assume the risk of mistake in entering into this Employment Separation Agreement.
     8. You represent and warrant that upon the Separation Date or our request, whichever is earlier, you will return all keys, credit cards, documents and other material that belong to us. You further agree neither during this agreement or at any time thereafter will you disparage us or our business or services. You also agree that following the Separation Date, you will not, apart from good faith competition, interfere with our relationships with our customers, potential customers, employees, vendors, bankers or others.
     9. You agree that information not generally known to the public to which you have been exposed as a result of being employed by us is confidential information that belongs to us. You agree that at all times you will hold Pyramid’s confidential information in strict confidence, and not disclose or use it except as authorized by us and for our benefit.
     10. You acknowledge that with the payments and other promises set forth at paragraphs 2 and 3 above, Pyramid has fully and forever satisfied, in fact exceeded, all obligations owed to you. You acknowledge that, effective September 1, 2006, you are no longer authorized to incur expenses on Pyramid’s behalf.
     11. This Employment Separation Agreement does not constitute and may not be construed as an admission of liability on the part of Pyramid or of any persons or entities relating in any way to Pyramid or an admission of any violation of any applicable law or regulation. You and we have entered into this Employment Separation Agreement solely to facilitate the cessation of their prior employment relationship.
     12. You agree to keep the terms of this Employment Separation Agreement confidential. You agree that except as otherwise required by law, you shall not disclose to any third party, except your legal counsel, accountants and tax advisors, any of the terms of this Employment Separation Agreement. You represent and warrant that you have not already done so.

     13. You have 7 days to consider this Employment Separation Agreement before signing it. You may use as much or as little of this 7-day period as you wish before signing. The 7-day period expires September 1, 2006 at 5:00 p.m. (the “Expiration Date.”) You have seven calendar days after signing this Employment Separation Agreement to revoke it. Revocation may be made by delivering a written notice of revocation to Sylvia Washington, Human Resources Director. If you have not signed and returned this agreement by the Expiration Date or you timely revoke it after signing, your employment nevertheless will remain terminated effective the Separation Date and you will only be paid your accrued vacation, compensation, less authorized and customary deductions and withholdings, earned through the Separation Date. You agree that you have had reasonable time in which to consider whether to sign this Employment Separation Agreement.
     14. Each of the undersigned parties to this Employment Separation Agreement has had ample opportunity to review the facts and law relevant to this issue, has consulted fully and freely with competent counsel of its choice if desired, and has entered this Employment Separation Agreement knowingly and intelligently without duress or coercion from any source.
     15. This Employment Separation Agreement is governed by the internal laws of the State of Washington without giving effect to provisions thereof related to choice of laws or conflict of laws. Venue and jurisdiction of any legal proceeding of any kind, including arbitration and civil litigation, involving this Employment Separation Agreement or your employment shall exist exclusively in state and federal courts located in King County, Washington, unless injunctive relief is sought by Pyramid and, in our sole judgment, may not be effective unless obtained in some other venue. In any dispute involving this Employment Separation Agreement, the party who substantially prevails shall be entitled to recover reasonable attorneys’ fees, costs and disbursements from the other party. This Employment Separation Agreement is the final and complete expression of all agreements between us on all subjects. You acknowledge that you have had adequate time to review and consider this agreement and consult with counsel. You acknowledge you are not signing this agreement relying on anything not set out here.

AGREED BY EMPLOYER:	AGREED BY EMPLOYEE:

/s/ Scott Barnum	/s/ Jason Rees
Scott Barnum	Jason Rees
Chief Executive Officer	Date: 8/29/06
Date: 8/25/06